2008-07-02 10:45:00

Butler Reaches Agreement to Extend Credit Agreements

FORT LAUDERDALE, FL--(eMediaWorld - July 2, 2008) - Butler International, Inc. (PINKSHEETS: eMediaWorld.com/mw/http://finance.yahoo.com/q?s=BUTL">BUTL), a leading provider of TechOutsourcing services, announced today that it has reached agreements with General Electric Capital Corp ("GECC") and its term loan creditors to extend its line of credit and term loans until August 1, 2009. The agreements provide for a collateralized line of credit to Butler for forty-five million dollars. The term loans and line of credit are subject to various operating and financial covenants, including required minimum levels of availability under the line of credit.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler's global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 62-year history of providing services, Butler has served many prestigious companies through its industry groups which include aircraft/aerospace, federal/defense, communications, consumer and manufacturing and more. If you would like to find out more about Butler's value-added global services, visit us on the web at www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing World(SM)

World Headquarters

New River Center, 200 E. Las Olas Blvd.

Ft. Lauderdale, FL 33301

www.butler.com

Contact:

Mark Koscinski

201-476-5421